Exhibit 99.1

American Battery Technology Company Receives Approval for Sale of $100 Million of Exported Recycled Black Mass Critical Minerals with License from U.S. Department of Commerce

Significant scale-up of commercial operations at American Battery Technology Company’s domestic U.S. critical mineral recycling facility, demonstrated by its over 400% year-over-year revenue growth and leadership in domestic critical mineral manufacturing

Reno, Nev., Oct. 1, 2026 – American Battery Technology Company (NASDAQ: ABAT), an integrated critical minerals manufacturing company commercializing technologies for both primary critical minerals manufacturing and secondary recycled minerals manufacturing, announced that it has received approval from the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) for the sale of up to $100 million of its recycled black mass material through a license to export under specified terms following the implementation of recently enacted federal export controls governing critical battery materials.

“We are grateful for this license and continued support from the U.S. government for the sales of our domestic critical mineral products as we scale both our current critical mineral recycling facility and also our second recycling facility supported by $150 million in competitive grants from the U.S. Department of Energy,” said Ryan Melsert, CEO of American Battery Technology Company. “As demonstrated by the progress reflected in our fiscal year 2026 financial results, we continue to successfully execute on the commercialization of our technologies and expand our role within the critical minerals value chain.”

This Defense Priorities and Allocation System (DPAS) license follows a year of significant commercial and operational progress for American Battery Technology Company (ABTC). As highlighted in the company’s recently reported fiscal year 2026 financial results, ABTC continues to advance the commercialization of its critical mineral recycling technologies, expand customer engagement, and execute against its strategy of building a domestically integrated critical minerals platform. The ability to continue selling exported recycled black mass critical minerals supports current operations, strengthens the company’s market position, and further enhances its ability to capitalize on growing demand for critical minerals across global supply chains.

ABTC currently operates its first commercial-scale critical mineral recycling facility near Reno, Nevada, where it processes end-of-life batteries and manufacturing scrap into strategically recovered materials, including copper, aluminum, steel, lithium-rich intermediates, and black mass. The facility began commercial operations in 2023 and utilizes the company’s internally developed battery recycling technologies.

Black mass contains valuable critical minerals, including lithium, nickel, cobalt, manganese, and graphite, which can be further refined and returned to the critical mineral supply chain for the manufacturing of new products. ABTC has previously emphasized its commitment to supporting the development of a North American closed-loop circular economy through the recovery, recycling, and reuse of critical minerals.

The company remains focused on expanding domestic critical mineral production through both recycling and primary resource development initiatives, helping strengthen U.S. supply chain resilience and support the growing demand for critical minerals essential to electrification, energy storage, and national energy security.

About American Battery Technology Company

American Battery Technology Company (ABTC), headquartered in Reno, Nevada, has pioneered first-of-kind technologies to unlock domestically manufactured and recycled battery metals critically needed to help meet the significant demand from the electric vehicle, stationary storage, and consumer electronics industries. Committed to a circular supply chain for battery metals, ABTC works to continually innovate and master new battery metals technologies that power a global transition to electrification and the future of sustainable energy.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are “forward-looking statements.” Although the American Battery Technology Company’s (the “Company”) management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. Forward looking statements include, among other things, statements concerning: the effect of the BIS license to export black mass, changes in government policy regarding critical minerals, and our ability to develop domestic sales channels of black mass; offtake agreements with customers; the Company’s future sales of products to customers, including the amounts, timing, and types of products included within those sales; potential loans, grants, and debt financing arrangements, including due diligence, the amount and type of debt, its syndication, and the schedule for closing; the scale of the battery recycling operations; the anticipated production from the integrated pilot facility; the scale, construction, and operation of the battery recycling operations, integrated pilot facility, Tonopah Flats Lithium Project, and commercial lithium mine and refinery; and the costs, schedules, production and economic projections associated with the foregoing. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, risks and uncertainties related to the Company’s ability to maintain its BIS license to export black mass; the Company’s ability to continue as a going concern; interpretations or reinterpretations of geologic information, unfavorable exploration results, inability to obtain permits required for future exploration, development or production, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices, final investment approval and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended June 30, 2026. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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American Battery Technology Company

Media Contact:

Tiffiany Moehring

tmoehring@batterymetals.com

720-254-1556